CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference and use of our report dated April 2, 2004, for the year ended December 31, 2003, in American Water Star, Inc.'s, Amendment No.1 to Form SB-2 pertaining to the registration of common stock.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Kelley & Company

Costa Mesa, California

May 7, 2004